Exhibit 10.3

QUANTUM COMPUTING INC.
215 Depot Court, SE

Leesburg, VA 20175

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 29th day of April, 2021 (the “Effective Date”), between David Morris (“Employee”) and Quantum Computing Inc. (the “Company”), a Delaware corporation.

WHEREAS, the Company desires that for the foreseeable future the Employee will serve as the Company’s Chief Revenue Officer and the Employee is willing to continue to serve in the foregoing positions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable considerations, the sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Effective Date and Term of Employment. The initial term of this Agreement shall begin on the Effective Date and shall continue until the earlier of: (a) the date on which it is terminated pursuant to terms of this Agreement; or (b) three (3) years following the Effective Date (the “Term”).

2. Duties and Responsibilities. The Employee agrees to work for the Company as its Chief Revenue Officer (CRO) performing all of the duties and responsibilities inherent in such position, including developing and implementing sales and marketing strategies, developing sales channels and partner development, adding new and profitable sales channels, partners and resellers, and generating customer revenue. As the CRO the Employee shall report to the Company’s Chief Executive Officer (“CEO”) and shall be subject to the supervision thereof, and Employee shall have such authority as is delegated by the CEO, which authority shall be sufficient for Employee to perform all of the duties of the office referenced herein. The Employee shall devote the Employee’s full business time and reasonable best efforts in the performance of the foregoing services. Subject to the restrictions set forth in Section 6.4, Employee may accept other board memberships or service with other organizations that are not in conflict with Employee’s primary responsibilities and obligations to the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay Employee a base salary of $17,291.67 twice per calendar month (i.e., at an annualized rate of $415,000 per year), payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Base Salary thereafter shall be subject to annual review and adjustment, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion, provided, however, that the Base Salary may not be decreased without the Employee’s consent unless the compensation payable to all employees of the Company is also similarly reduced.

3.2 Stock Options. The Company will grant to Employee options to purchase up to 200,000 shares of common stock, which shall vest as follows (i) 50,000 options shall vest on the first anniversary of the Effective Date, (ii) 50,000 options shall vest on the second anniversary of the Effective Date, and (iii) 100,000 options shall vest on the third anniversary of the Effective Date. The stock options will be granted in a separate document, which will set forth the terms and conditions of the option grant. For avoidance of doubt, all unvested option or equity grants will be forfeit upon termination in accordance with the terms of this Agreement.

3.3 Annual Incentive. For the fiscal year ending December 31, 2021 and in subsequent fiscal years, Employee will be eligible to receive an annual cash bonus, and an annual grant of stock options, subject to Employee achieving the performance milestones forth in Exhibit B hereto. The bonus, if payable, shall be calculated and paid within 30 days after the end of the fiscal year in which such bonus was earned; provided, however, that the Company may delay the calculation and payment of any portion of such bonus which is based on the attainment of a revenue, earnings or similar milestone until the completion of the audit of the Company’s financial statements for the fiscal year in question.

3.4 Long-Term Incentives. The Company may from time to time establish incentive programs, including but not limited to stock options, and the Employee will be eligible to participate in such incentive programs under terms to be set when such programs are approved by the Board and Shareholders.

3.5 Fringe Benefits. Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make Employee eligible to participate, including, but not limited to health care plans, short and long term disabilities plans, life insurance plans, retirement plans, and all other benefit plans from time to time in effect. Employee shall also be entitled to take four (4) weeks of fully paid annual leave in accordance with Company policy.

3.6 Reimbursement of Certain Expenses. Employee shall be reimbursed for such reasonable and necessary business expenses incurred by Employee while Employee is employed by the Company, which are directly related to the furtherance of the Company’s business, including compensation under the Company’s standard policies if Employee uses his personal vehicle for Company business where such business is more than one hundred fifty (150) miles from the Company’s main offices or Employee’s home, wherever such trip commences.  The Employee must submit any request for reimbursement no later than fifteen (15) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement. If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Employee.

3.7 Indemnification. The Company shall continue to indemnify Employee to the fullest extent permitted under applicable law, the Company’s Articles of Organization and the Company’s By-laws, each as they may be amended from time to time. The Employee shall be insured under the Company’s Directors’ and Officers’ liability policy. Such indemnity and insurance shall survive the termination of Executive’s employment by the Company.

4. Termination of Employment. Either the Company or the Employee can terminate the employment at any time and for any reason, with 30 day written notice. In the event of termination, Executive shall be entitled to all option shares vested prior to the date of termination.

5. Effect of Termination. In the event that Employee’s employment is terminated for any reason and the Employee executes a release in favor of the Company substantially in the form annexed hereto as Exhibit A, not later than 30 days after the Employee’s employment terminates, and the period in which the Employee is entitled to revoke such release has expired without any such revocation, then the Company shall have no further obligations under this Agreement other than to pay (i) the Employee’s Base Salary and accrued vacation through the last day of Employee’s actual employment by the Company (ii) the annual Base Salary in effect immediately prior to such termination for the six month period following Employee’s last day of employment and (ii) the Employee’s coverage under and its contributions towards Employee’s health care, dental, and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the six-month period following Employee’s last day of employment.

5.1 Notwithstanding any other provision of this Agreement with respect to the timing of payments under this Section 5, if, at the time of the Employee’s termination, the Employee is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the fourth month following the date of termination, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of Section 5, as applicable.

5.2 As used in this Agreement, a “Change of Control” of the Company, shall mean the acquisition (other than an acquisition directly from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of (i) 50% or more of the then outstanding Voting Stock, or (ii) Voting Stock which has the effect of increasing the percentage of Voting Stock owned by any such individual, entity or group to 50% or more of the then outstanding Voting Stock, shall not constitute a Change of Control. In the event of a Change of Control, all unvested options held by the Employee shall immediately vest. In the event the Employee’s employment is terminated within twelve (12) months after a Change of Control or acquisition, as defined above, the Employee shall receive, in addition to any severance to which he/she is entitled under § 5 of the Employment Agreement as amended, an additional sum equal to six (6) months of his/her base salary then in effect.

5.3 The provisions of this Section 5 and the payments provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with Section 409A, references in this Agreement to a “termination of employment” shall mean a “separation of service” as defined by Section 409A. It is further intended that each installment of the payments provided hereunder shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

6. Nondisclosure and Noncompetition.

6.1 Proprietary Information.

(a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company except in the performance of his/her duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Employee, or unless otherwise required by law.

(b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of her/his duties for the Company.

(c) Employee agrees that his/her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company’s business.

6.2 Inventions.

(a) Disclosure. Employee shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or un-patentable, copyrightable or un-copyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) Employee may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) to any invention related to the general line of business engaged in by the Company or to which the Company planned to enter during the period of Employee’s employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Employee during Employee’s regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; and (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.

(b) Assignment of inventions to Company; Exemption of Certain Inventions. Employee hereby assigns to the Company without royalty or any other further consideration Employee’s entire right, title and interest in and to all Inventions which Employee conceives, makes, develops or works on during employment and for one year thereafter, except as limited by 6.2(a) above and those Inventions that Employee develops entirely on Employee’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Employee for the Company.

(c) Records. Employee will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.

(d) Patents. Employee will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 6.2. Employee further agrees that his obligations under this Section shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Employee represents that there are no contracts to assign Inventions between any other person or entity and Employee. Employee further represents that (a) Employee is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving Employee’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Employee’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Employee is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Employee will not, in connection with Employee’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Employee is not lawfully entitled.

6.4 Noncompetition and Non-solicitation.

(a) During Employee’s employment with the Company and for a period of 12 months after the termination of Employee’s employment with the Company for any reason or for no reason, Employee will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity in the area of quantum computing development or such other services or products provided by the Company at the time employment terminates in any geographical area where the Company does business at the time this covenant is in effect, whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b) During the Employee’s employment with the Company and for a period of 12 months after the termination of Employee’s employment for any reason or for no reason, Employee will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c) During the Employee’s employment with the Company and for a period of 12 months after termination of Employee’s employment for any reason or for no reason, Employee will not, directly or indirectly, contact, solicit, divert or take away, or attempt to solicit, contact, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

6.5 Interpretation of Agreement. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Restrictions Necessary. The restrictions contained in this Section are necessary for the protection of the business, proprietary information, and goodwill of the Company and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party shall be entitled to recover its reasonable attorneys’ fees in such an action. In addition, the Company’s obligation to pay Employee the amount set forth in Section 5.2 or 5.3 shall terminate in the event Employee materially breaches any terms and conditions in Section 6.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and the Employee. For the avoidance of doubt, however, this Agreement is in addition to, and shall not supersede any stock option agreement between the Company and Employee.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

9. Arbitration. All disputes concerning compliance with or the interpretation of this Agreement, or any other aspect of Employee’s employment with the Company or the termination of that employment, shall be resolved by a single arbitrator under the Employment Dispute Rules then obtaining of the American Arbitration Association. The decision of the arbitrator shall be final and binding. Notwithstanding the foregoing, any claims by the Company concerning Employee’s compliance with the Nondisclosure and Noncompetition provisions of this Agreement are excluded from the scope of this Arbitration provision and may be brought in any court of competent jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia without regard to principles of conflicts of laws thereunder.

10. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Employee are personal and shall not be assigned by her/him.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and facsimile signatures delivered by fax or e-mail transmission shall be treated as originals.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Employee has executed this Amendment as of the date first above written.

QUANTUM COMPUTING INC.

By:	/s/ Robert Liscouski
	Name:	Robert Liscouski
	Title:	Chief Executive Officer

Date Executed: April 29, 2021

By:	/s/ David Morris
David Morris

Date Executed: April 29, 2021

[Signature page for employment agreement]

Exhibit A

General Release of Claims

1. Your Release of Claims. By signing this Agreement, you hereby agree and acknowledge that, for good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

1 / For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement. You further acknowledge that this release does not waive any claims you cannot by law waive and does not release any claims that arise after its execution.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been advised and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Agreement. ADEA also allows you to rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of Federal law, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency, or from participating in any investigation or proceeding conducted by the EEOC or any state fair employment practices agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

By:
Executive: David Morris

Date signed:	___________________

Exhibit B

Incentive Compensation

2021	Annual variable compensation of $104K per year

●	40% on a pro-rata basis for the successful contracts with integrators that results in 20 3rd party reps making customer calls with 4 active accounts in their pipeline by end of year (meaning they made a call and it moved forward), for example; KPMG, Deloitte, USG, and mid-tier companies i.e. Quantum Retail.

●	40% on a pro-rata basis for beginning 10 Proofs of Concept and two referenceable accounts of Qatalyst.

●	20% on a pro-rata basis for the successful partnership with 3 new Software companies (delivering optimization solutions to target client areas) or Computing Hardware that expand our product value and sales capacity

●	Up to 100,000 Options – vesting over three years - based upon meeting the performance criteria

2022	Annual variable compensation of $104K per year (based on review of prior year success)

●	25% on a pro-rata basis for the successful partnership with 9 new Software companies (delivering optimization solutions to target client areas) or Computing Hardware that expand our product value and sales capacity

●	25% on a pro-rata basis for the successful contracts with integrators that results in 50 3rd party reps making customer calls with 3-5 active accounts in their pipeline by end of year (meaning they made a call and it moved forward), for example; KPMG, Deloitte, USG, and mid-tier companies i.e. Quantum Retail

●	20% on a pro-rata basis for the Bookings of $5,000,000.

o	Bookings between $5,000,001 - $7,999,999 will be paid at 150% of the standard payments.

o	Bookings above $8,000,000 will be paid at 200% of the standard payments.

●	20% on a pro-rata basis for revenue recognition of $4,000,000

●	10% on a pro-rata basis for beginning 25 new Proofs of Concept and 10 new referenceable accounts of Qatalyst

●	Up to 100,000 Options – vesting over three years - based upon meeting the performance criteria

2023 Annual variable compensation of $104K per year (based on review of prior year success)

●	32% on a pro-rata basis for the Bookings of $15,000,000.

o	Bookings between $15,000,001 - $19,999,999 will be paid at 150% of the standard payments.

o	Bookings above $20,000,000 will be paid at 200% of the standard payments.

●	34% on a pro-rata basis for revenue recognition of $15,000,000.

●	34% on a pro-rata basis for 100 new contracts and 30 new referenceable accounts of Qatalyst

●	Up to 100,000 Options – vesting over three years - based upon meeting the performance criteria